Exhibit 10.1
LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”) is made and entered into as of 2/9/2012by and between FAE Holdings 411519R, LLC(“Landlord”), and CVD Equipment Corporation(“Tenant”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein, Landlord and Tenant agree and covenant as follows:

1.	BASIC LEASE PROVISIONS

1.1
Exchange.  Pursuant to a Qualified Exchange Accommodation Agreement (“QEAA”) between Landlord and CVD Equipment Corporation(“Exchangor”), Landlord is acting as an “Exchange Accommodation Titleholder” as that term is defined in Internal Revenue Service Revenue Procedure 2000-37, 2000-40 I.R.B. 1 (September 15, 2000) (“Rev. Proc. 2000-37”) for the purpose of effecting a like-kind exchange (the “Exchange”) within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended.  In accordance with its role as an Exchange Accommodation Titleholder, Landlord owns a leasehold interest of that certain real property commonly known as 355 South Technology Drive, Central Islip, in the County of , State of New York, more particularly described on Exhibit “A” attached hereto and made a part hereof, together with the buildings, fixtures and improvements currently located thereon and/or which may be constructed thereon (the “Premises”), and has entered into this Lease.  First American Exchange Company, LLC (“Intermediary”) is acting as the qualified intermediary in connection with the Exchange.

1.2	Lease of the Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises.

1.3
Lease Term.  The term of this Lease shall commence as of the date that Landlord acquires title to the Premises (the “Commencement Date”) and shall expire on the earlier of the date Landlord no longer holds title to the Premises, or the date that is 180 days after the Commencement Date.

1.4	Permitted Uses. Tenant may use the Premises for any purpose permitted by applicable law.

2.	RENT

2.1	Amount of Base Rent. Tenant shall pay to Landlord rent (“base rent”) in the amount of One Dollar ($1.00) per month,due and payable on the first day of each month during the term.

2.2
Triple Net Lease.  This Lease shall be without cost or expense to Landlord of any kind. Tenant shall be responsible for, and shall pay promptly, all costs and expenses of whatever kind, character, nature or description concerning the Premises, including, without limitation, all costs of operating, maintaining, managing and restoring the Premises, capital costs, insurance premiums and deductibles, debt service payments pursuant to anyCredit Agreement contemplated by the QEAA, real estate taxes and assessments, sales taxes, other taxes imposed on rent or other income arising in connection with this Lease or the QEAA (but excluding taxes on Landlord’s income from any accommodation or exchange fees imposed in connection with the Exchange), costs of complying with laws and regulations, costs related to the leases affecting the Premises, costs to repair, maintain or improve the building systems, roof and any parking structure, and costs of designing and constructing improvements on the Premises.

2.3
Additional Rent.  To the extent that Landlord pays for any costs of the Premises, Tenant shall reimburse Landlord for such costs and such amounts paid by Tenant shall be considered additional rent.  All additional rent shall be paid by Tenant to Landlord not less than seven (7) business days in advance of the date Landlord is required to make the payments set forth above or on the date the Lease terminates, whichever is earlier.

2.4
Payment of Rent.  Base rent and additional rent, together with all applicable sales or use taxes thereon, shall be paid by Tenant to Landlord, without deduction or setoff for any reason whatsoever, at Landlord’s address set forth in Section 10 below.  All amounts due from Tenant hereunder shall be considered “rent,” and all rent (including base rent and additional rent) shall be received by Landlord without set-off, offset, abatement, or deduction of any kind.  Landlord will use reasonable efforts to give Tenant notice of the due date of each item which constitutes additional rent, but the failure to give notice will not excuse Tenant’s obligation to pay each item of additional rent.

2.5
Direct Payments; Debt Service.   Tenant agrees to make all payments for costs and expenses of the Premises directly to the third party obligee, including, without limitation, the payments described in Section 2.2 above, and it shall be considered as if Landlord had paid such costs and Tenant had reimbursed Landlord in the form of additional rent under this Lease.  Notwithstanding anything to the contrary herein, the principal portion of any debt service shall be considered to be a loan from Exchangorto Landlord rather than the payment of additional rent.  This paragraph shall not apply to advances by the Intermediary to Landlord for construction costs, if any.

2.6
Late Payments.  Tenant acknowledges and agrees that any late payment of rent by Tenant to Landlord may cause Landlord to incur additional costs and expenses.  Accordingly, Tenant agrees that, in the event any payment of rent due under this Lease is not received by Landlord on or before the due date thereof, Tenant shall pay to Landlord interest on such delinquent rent at the rate and for the period specified in paragraph 11.5 below together with all costs and expenses of whatsoever kind, character, nature or description, paid or incurred by Landlord as a result, directly or indirectly, of the failure by Tenant to timely pay the rent due hereunder to Landlord.

3.	LANDLORD’S OBLIGATIONS

3.1
Quiet Enjoyment.  Provided Tenant fully and timely complies with all obligations of Tenant under the terms of this Lease, Landlord covenants and agrees that Tenant shall have the right to peaceably and quietly have, hold and enjoy the Premises hereby demised without interference by Landlord.

3.2
No Other Obligations of Landlord.  Landlord makes no representation, covenant or warranty of whatsoever kind, character, nature or description concerning the physical condition of the Premises, the value thereof, or the uses and activities which may be conducted thereon or therefrom.  Landlord shall have no obligation whatsoever to repair, maintain, renovate or otherwise incur any cost or expense with respect to the Premises or any lease or sublease affecting the Premises.

4.	TENANT’S OBLIGATIONS

4.1
Maintenance and Repairs.  Tenant accepts the Premises “AS IS,” with all faults.  Tenant shall, at its sole expense, maintain and repair all improvements on the Premises, including the interior and exterior thereof, roof, structural systems, wastewater systems, appliances, mechanical items, heating, cooling, electrical and plumbing systems serving or comprising any part of the Premises.  Tenant shall bear sole responsibility for the provision of adequate lighting and security for the Premises and for ensuring that the Premises comply with all laws and regulations.

4.2	Taxes.

A.
Tenant shall pay when due all taxes, assessments, exactions and impositions of whatsoever kind, character, nature or description applicable to or in respect of the Premises, Tenant’s leasehold interest therein, and any other improvements constructed at the Premises and any personal property used at, on or in connection with the Premises.  In the event Tenant fails to pay when due any such taxes, assessments, impositions or exactions then, whether or not Landlord exercises its right to terminate this Lease as a result of Tenant’s default, Tenant shall also be obligated to pay all resulting interest and penalties on such delinquent taxes, assessments, impositions or exactions.  Tenant may exercise any rights provided by law to contest or pay under protest any such taxes, assessments, impositions or exactions, provided that such contest or payment under protest does not result in a lien on the Premises for any delinquent sum.

B.
Tenant shall also pay when due all sales or rent taxes due on any rent (whether base rent or additional rent) and on all other fees and charges accruing under any provision of this Lease.  Tenant shall be responsible for any interest or penalties resulting from its failure to pay any such taxes when due.

4.3	Utilities. Tenant shall be responsible for the payment of all utility services used or consumed at the Premises, including, without limitation, electricity, gas, water, sewer and telephone.

4.4	Alterations and Construction.

A.
Tenant shall be permitted to make any alterations or additions to the Premises as Tenant deems appropriate, including, without limitation, installing signs, provided such alterations and additions comply with all laws and regulations.  All such permitted alterations and additions shall become the property of Landlord upon completion.

B.
Except for liens that may be placed upon the Premises pursuant to the QEAA, Tenant shall not permit any lien to attach to the Premises as a result of its construction or installation of improvements at the Premises.  If any such lien shall be filed against the Premises as a result of Tenant’s construction or installation of improvements at the Premises, then Tenant shall, within thirty (30) days after the filing thereof, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise.  Landlord shall not be liable for any labor or material or services furnished or to be furnished to Tenant upon credit and no mechanic’s or other lien for such labor, materials or services shall attach to or affect the fee or reversionary or other estate or interest of Landlord in the Premises or this Lease.

4.5
Tenant’s Compliance with Laws.  Tenant shall comply with all Federal, State and local statutes, laws, ordinances, regulations, rules and judicial and administrative orders applicable to the Premises, its occupancy of the Premises and conduct of its business thereon.

4.6	Entry by Landlord. Tenant shall permit Landlord or its agents to enter upon the Premises in the event of an emergency, but this provision shall impose no obligation on Landlord.

4.7	Return of Premises. Tenant shall surrender the Premises at the expiration or earlier termination of the term of this Lease in its as-is condition.

4.8
Hazardous Substances.  Tenant has not used or stored, and Tenant shall not use or store, any hazardous substances at the Premises without the prior, written consent of Landlord, which Landlord may grant or withhold in its sole and absolute discretion, except that Tenant shall be permitted to use and store small quantities of hazardous substances routinely used by companies engaged in businesses of a similar nature so long as it does so in compliance with all applicable Federal, State and local statutes, laws, ordinances, regulations, rules and judicial and administrative orders.  Tenant shall indemnify, defend and hold Landlord harmless with respect to any loss, cost, liability, damage or expense, including consultant and attorneys’ fees, occasioned to Landlord, directly or indirectly, by reason of the release or discharge, or alleged release or discharge, of any hazardous substances upon any portion of the Premises during the term of this Lease.  For purposes hereof, “hazardous substances” shall mean any contaminant, toxic or hazardous waste, or any other substance the removal of which is required or the use of which is restricted, prohibited or penalized under any Federal, State or local statue, law, ordinance, regulation, rule or judicial or administrative order with respect to environmental conditions, health or safety, including, without limitation, asbestos or petroleum products.  The foregoing notwithstanding, the provisions of this Section 4.8 shall not extend to any release of Hazardous Substances caused solely by Landlord’s intentional misconduct or gross negligence not arising from or otherwise connected with such Landlord’s rights, responsibilities and obligations hereunder.  The provisions of this Section shall survive the termination of this Lease and the completion of the transactions contemplated under the QEAA.

4.9
Performance by Landlord.  If Tenant fails to perform any of its obligations under this Lease, and Landlord determines that the failure to perform such obligations may impose obligations on Landlord, then after five (5) days written notice from Landlord to Tenant, Landlord may (but shall not be required to) perform such obligation by and on behalf of Tenant.  In such event, Tenant shall pay to Landlord the cost of such performance within ten (10) days following receipt by Tenant of Landlord’s written demand for payment, failing which, the sums due to Landlord shall accrue interest at the highest rate allowable under the laws of the State in which the Premises are located from and after the expiration of such ten (10) day period through and including the date of receipt by Landlord of all sums including accrued interest.  The rights of Landlord under this Section 4.9 shall be in addition to all of its other rights under this Lease.

5.	ASSIGNMENT AND SUBLETTING

5.1
Tenant as Master Lessee.  Landlord hereby assigns to Tenant as master lessee all existing leases and occupancy agreements affecting the Premises, including all rights and obligations of the landlord thereunder.  Tenant accepts such assignment and assumes all obligations and liabilities of the landlord under such leases and occupancy agreements.  Tenant shall have the right to enter into new leases or subleases of all or any portion of the Premises without the consent of Landlord, and such leases may extend beyond the term of this Lease.  From and after the date hereof, Tenant shall be entitled to receive all rents, and shall be responsible for all liabilities and obligations,arising under or in connection with such leases.  Tenant acknowledges and agrees that Landlord shall have no obligations or liabilities under or with respect to any leases or occupancy agreements that exist as of the date hereof or are entered into on or after the date of this Lease. Any leases affecting the Premises shall not be terminated due to the transfer of the Premises to Tenant or Exchangor upon the completion of the Exchange.

6.	INDEMNITY AND INSURANCE

6.1
Indemnity.  Tenant shall indemnify, defend and hold harmless the Landlord, its past, present and future parent companies, subsidiaries, and related entities as well as all past, present and future members, officers, directors, employees and agents of Landlord and such entities (collectively, the “Indemnified Parties”), from and against any suits, claims, fines, losses, damages, obligations, liabilities (including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, etseq., and any other federal, state or local environmental statute, law, ordinance, regulation, rule or judicial or administrative order) and expenses (including, without limitation, court costs, reasonable expert witness fees and reasonable attorneys’ fees at the pre-trial, trial and appellate levels), arising out of or in connection with the condition, use, occupancy or maintenance of the Premises, the construction of any improvements on the Premises, any existing or future leases, subleases or occupancy agreements affecting the Premises, and any and all acts and omissions occurring on or about the Premises, specifically including the negligence of the Landlord, its member (and the officers, directors and employees of such member), employees and agents.  The foregoing notwithstanding, the provisions of this Section 6.1 shall not extend to any claims or losses caused solely by Landlord’s intentional misconduct or gross negligence not arising from or otherwise connected with such Landlord’s rights, responsibilities and obligations hereunder.  The provisions of this Section shall survive the termination of this Lease and the completion of the transactions contemplated under the QEAA.

6.2	Insurance. During the term hereof, Tenant shall obtain and maintain insurance coverage as described below.

A.
Tenant shall maintain property insurance covering loss or damage to the Premises and permitted improvements, alterations, and additions thereto made by the Tenant, in an amount equal to its replacement cost, with a reasonable self-insured retention or deductible amount.  Such policy shall provide protection against all perils included within the classification of fire and extended coverage, with loss payable to Landlord and such persons and entities as the Landlord shall designate.

B.
Tenant shall obtain commercial general liability insurance with respect to liability for death, bodily injury and property damage resulting from the use, occupancy and maintenance of the Premises in an amount acceptable to Landlord, with a reasonable self-insured retention or deductible amount, and Landlord shall be named as an additional insured under such insurance.  Such insurance shall provide that it is primary insurance as respects any other valid and collectable insurance Landlord, its member (and the officers, directors and employees of such member), employees and agents may possess, including an self-insured retention or deductible any of them may have, and that any other insurance any of them may have shall be considered excess insurance only.  If improvements are to be constructed on the Premises, Tenant shall obtain builder’s risk insurance in form and substance acceptable to Landlord.

6.3
General Requirements with Respect to Insurance.  As soon as practical after the Commencement Date, and at least thirty (30) days prior to the expiration of any insurance policy provided by Tenant under the terms of this Lease, Tenant shall furnish to Landlord a certificate of insurance evidencing such coverage.  Such certificate shall specify that all required premiums have been paid and that the policy or policies may not be canceled without at least thirty (30) days prior written notice to Landlord.  Upon request, Tenant shall provide to Landlord copies of any of the insurance policies which Tenant is required to obtain hereunder.  All of the insurance policies which Tenant is required to obtain hereunder shall be in a form and with a company acceptable to Landlord.

6.4
Waiver of Subrogation and Right of Recovery.  Tenant hereby waives its right of recovery and relieves Landlord, its member (and such member’s employees, officers and directors), employees and agents of all liability for death or injury to persons and loss or damage to property, including loss of use thereof, whether real or personal, and whether due to any act of commission or omission of any of them, caused by fire and/or the other perils covered by any insurance which Tenant has or is required to obtain in accordance with the terms of Section 6.2 above, and Tenant shall, upon request, obtain from its respective insurers endorsements evidencing the agreement of the insurer that it shall not acquire by subrogation or otherwise any rights of recovery which the insured has expressly waived prior to loss and that such waiver shall not affect the rights of the insured under said insurance.

7.	CASUALTYAND CONDEMNATION

7.1
Notice of Casualty or Condemnation.  Tenant shall immediately give written notice to Landlord if any portion of the Premises is damaged or destroyed by fire or other casualty (a “Casualty”), or if all or a part of the Premises is taken by eminent domain or conveyance in lieu thereof (a “Taking”).

7.2
Restoration of Premises.  If a Casualty occurs, this Lease shall not terminate.  If a Taking occurs with respect to all of the Premises, this Lease shall terminate; if a Taking occurs with respect to less than all of the Premises, this Lease shall not terminate.  At Tenant’s option, in the event of a Casualty or Taking, Landlord shall repair and restore the Premises, provided that (a) Tenant shall manage the repair and restoration pursuant to a construction management agreement in form and substance acceptable to Landlord, (b) Landlord’s obligation to restore and reconstruct the Premises shall be limited to the amount of insurance proceeds or the condemnation award actually received by Landlord,(c) Landlord shall have no obligation to expend any money to repair or restore the Premises or any improvements, fixtures, equipment or other personal property in the Premises, and (d) Landlord’ obligation to restore shall be subject to the terms of any Credit Agreements, as defined in the QEAA.  Tenant shall also have the right to restore the Premises in accordance with all laws and regulations, subject to the terms and conditions in the QEAA.  In the event that Tenant elects to restore the Premises, Landlord shall pay to Tenant all insurance proceeds and condemnation awards actually paid to Landlord as a result of such Casualty or Taking, but Landlord shall have no other obligation to pay for such repairs or restoration.  If the Premises cannot be occupied, in whole or in part, as a result of such Casualty or Taking, the base rent and additional rent shall not be abated or reduced pending restoration of the Premises as described herein, but shall continue to be due and payable in full in accordance with the terms of Section 2 hereof.

8.	DEFAULT

8.1	Default by Tenant

A.	Each of the following events is hereby declared an event of default:

1.	Failure of Tenant to pay any installment of base rent, additional rent or any other payment when the same becomes due and payable;

2.
Failure of Tenant to observe and perform any of its other covenants or agreements under this Lease for a period of fifteen (15) days after written notice from Landlord to Tenant specifying such failure and requesting that it be remedied; or, in the case of any such default which cannot with due diligence be cured within such fifteen (15) day period, failure to commence cure within such fifteen (15) day period and thereafter prosecute the curing of such default to completion with due diligence provided that such default is cured within a period of thirty (30) days after Landlord has given notice of such default; or

3.
Commencement by Tenant or by any surety or guarantor of this Lease, in any court pursuant to any statute of the United States or of any state, territory or government, of any insolvency or bankruptcy proceeding, including, without limitation, a proceeding for liquidation, reorganization or for the readjustment of its indebtedness; or

4.	The occurrence of an Exchangor Default or an Adverse Entity Event with respect to Exchangor under the QEAA.

Upon the occurrence of such an event of default, Landlord shall the right to recover from Tenant all damages incurred by Landlord as a result of such default, including, without limitation, unpaid rent, shall have the right to terminate this Lease, and shall have all other rights and remedies as may be available to Landlord at law or in equity.

8.2
Default by Landlord.If the Landlord commits a material default in the performance of any terms, covenants, or conditions of this Lease to be performed by the Landlord, and such default shall not have been remedied within fifteen (15) days after written notice by Tenant to Landlord specifying such default and requiring it to be remedied, then Tenant shall have the right to recover from Landlord all damages incurred by Tenant as a result of such default, and shall have all other rights and remedies as may be available to Tenant at law or in equity.

8.3
Attorneys’ Fees.  In the event any proceedings at law or in equity arise under this Lease or in connection herewith (including any appellate or bankruptcy proceedings), the prevailing party shall be awarded costs, reasonable expert witness fees and reasonable attorneys’ and paralegal fees incurred in connection with such proceedings.

9.	SUBORDINATION AND ATTORNMENT.

9.1
Subject to the provisions of this Section 9, this Lease shall be subject and subordinate to any mortgage or deed of trust (“Mortgage”) which is currently effective or which Landlord may hereafter enter into with respect to the Premises pursuant to the terms of the QEAA, and any renewal, replacement or modification thereof.  If the interest of Landlord under this Lease is transferred by reason of foreclosure or other proceedings for the enforcement of any such Mortgage, Tenant shall attorn to such mortgagee as its landlord in accordance with all of the terms and conditions of this Lease.  This provision shall be effective without the execution of any additional documents; provided, however, that Landlord and Tenant each agrees, upon request of the other party, to execute such additional documents as are reasonably appropriate to carry out the intent of this Section 9.

10.	NOTICE

10.1
All notices, consents, approvals or demands required under this Lease shall be in writing, and shall be deemed delivered either (i) three (3) days after being deposited in the U. S. Mail, postage prepaid, certified or registered, return receipt requested, or (ii) on the day of delivery in person (including delivery by any courier service) provided that there is a written record confirming such personal delivery, in any event address to or delivered to the appropriate party at:

Tenant:          CVD Equipment Corporation

1860 Smithtown Avenue
Ronkonkoma, NY11779

Landlord:      FAE Holdings 411519R, LLC
c/o First American Exchange Company, LLC
Attn: Mark Bullock
560 South 300 East
Salt Lake City, UT84111
Tel:  (866) 516-1031

or to such other address(es) as either party may from time to time designate for this purpose.

11.	MISCELLANEOUS

11.1	Applicable Law. This Lease has been entered into with reference to, and shall be construed, interpreted and enforced in accordance with, the laws of the State in which the Premises are located.

11.2
Successors and Assigns.  The covenants and agreements contained in this Lease shall extend to, be binding upon, and inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, successors, and assigns.

11.3
Entire Understanding; Modification.  This Lease constitutes the entire agreement between the parties hereto with respect to the leasing of the Premises, and any prior agreements, representations or statements made with respect to such subject matter, whether oral or written, and any contemporaneous oral agreements, representations or statements, are merged therein.  This Lease may be modified only by a written instrument executed by the parties hereto.

11.4
Brokers.  Landlord and Tenant hereby represent and warrant each to the other that no brokers, agents or finders were involved on their behalf in negotiating or consummating this Lease.  Landlord and Tenant agree to indemnify and hold the other harmless from and against any and all liability, including reasonable attorneys’ fees, arising from any claims for commissions or finders’ fees resulting from any conversations, negotiations and/or agreements (written or oral) by Landlord or Tenant, as the case may be, with any broker, agent or finder.

11.5
Interest.  Any rent or other sums due from either party hereto to the other in accordance with the terms of this Lease which are not paid when due, taking into account applicable periods of notice and/or grace, if any, shall accrue interest at the highest rate allowable under the laws of the State in which the Premises are located from the date due until paid.

11.6
Limitation of Liability.  The liability of Landlord under this Lease shall be limited to Landlord’s interest in the Premises, including any insurance proceeds and condemnation awards actually received in connection with the Premises.  In no event shall any member, shareholder, partner, employee or officer of Landlord have any liability under this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

FAE Holdings 411519R, LLC

By:           First American Exchange Company, LLC
a Delaware limited liability company

Its:           Manager

By:           /s/ Mark Bullock
Name:           Mark Bullock
Its:           In House Counsel

TENANT:

CVD Equipment Corporation

By:          /s/ Glen Charles
Name:  Glen Charles
Its:            Chief Financial Officer

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES